Exhibit 11.1

Independent Auditors’ Consent

Gateway Garage Partners LLC/181 High Street LLC

We hereby consent to the use in this Offering Statement on Form 1-A of our reports for Gateway Garage Partners LLC and 181 High Street LLC dated May 27, 2020 and May 14, 2020, respectively, relating to the financial statements of Gateway Garage Partners LLC as of May 21, 2020 and 181 High Street LLC as of December 31, 2019 appearing in the Regulation A Offering Statement.

We also consent to the reference to our firm under the heading “Experts” in such Offering Statement.

Tysons, Virginia

January 27, 2021